EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2005, with respect to the financial statements of Definitive Technology, L.L.P. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-127823) and related Prospectus of Directed Electronics, Inc. dated October 17, 2005 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Ottawa, Canada
October 17, 2005